Exhibit 99.1

PRESS RELEASE
CONTACT:
Liz Shows
Odyssey Marine Exploration, Inc.
(813) 876-1776 x 2335
lshows@odysseymarine.com

Odyssey Marine Exploration Executes Funding Transaction

Existing MINOSA Loan Term Extended and NASDAQ Compliance Regained

TAMPA, Fla., March 22, 2016 – Odyssey Marine Exploration, Inc. (NASDAQ:OMEX), a pioneer in the field of deep-ocean exploration, has entered into an agreement with Epsilon Acquisitions LLC (Epsilon), under which it will receive a $3 million loan from Epsilon. The loan has been structured as a one-year interest-bearing note, which is convertible at $5.00 per share, which is the volume-weighted average price of Odyssey’s common stock for the five trading day period ending on March 17, 2016.

In related agreements, the Maturity Date of the existing note from Minera del Norte S.A. de C.V. (MINOSA) was extended until March 18, 2017, and Odyssey has agreed not to exercise its right to terminate the Stock Purchase Agreement (SPA) with Penelope Mining LLC, which is a subsidiary of MINOSA, until March 18, 2017. The stand-alone call option held by MINOSA for Odyssey’s equity in Oceanica expired on March 11, 2016 and will not be renewed or extended.

“The Odyssey management team has been working closely with the MINOSA team throughout the past year,” said Mark Gordon, Odyssey’s chief executive officer. “Although the initial closing of the SPA has taken longer than originally contemplated due to the extended environmental approval process for the Oceanica project, the continued assistance provided by MINOSA and this recent agreement with Epsilon reinforces our belief that MINOSA is the right partner for Odyssey’s offshore mineral exploration business.”

Under the terms of the SPA, which was announced March 13, 2015 and was approved by Odyssey stockholders, subject to the satisfaction of certain specified conditions, Penelope Mining agreed to invest up to $101 million over three years in convertible preferred stock of Odyssey at a split-adjusted price of $12 per share.

Epsilon is an investment vehicle controlled by Mr. Alonso Ancira. Mr. Ancira is also the executive chairman of Altos Hornos de Mexico S.A.B. de C.V. which is the owner of MINOSA.

In an unrelated action, Odyssey received notification from NASDAQ on March 7, 2016 that the company was in compliance with minimum stock price requirements and on March 21, 2016 that the company had regained the minimum market value necessary for continued listing. Odyssey is now in full compliance with all NASDAQ continued listing requirements.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (Nasdaq:OMEX) is engaged in deep-ocean exploration using innovative methods and state of-the-art technology for mineral exploration and shipwreck projects. For additional details on Odyssey Marine Exploration, please visit www.odysseymarine.com.

Forward Looking Information

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission on March 16, 2015. The financial and operating projections are based solely on the assumptions developed by Odyssey that it believes are reasonable based upon information available to Odyssey as of the date of this release. All projections and estimates are subject to material uncertainties, and should not be viewed as a prediction or an assurance of actual future performance. The validity and accuracy of Odyssey’s projections will depend upon unpredictable future events, many of which are beyond Odyssey’s control and, accordingly, no assurance can be given that Odyssey’s assumptions will prove true or that its projected results will be achieved.